EXHIBIT 11.1

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                 HARCOURT GENERAL, INC. AND SUBSIDIARIES


Computation of average number of shares outstanding used in determining primary and fully diluted earnings per share:

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(In thousands)                        For the Nine Months          For the Three Months
                                        Ended July 31,                Ended July 31,
                                         1994        1993             1994         1993

PRIMARY

1.   Weighted average number of
     common shares outstanding         77,774      76,420           77,872       76,498

2.   Assumed conversion of Series A
     Cumulative Convertible Stock       1,702       2,799            1,614        2,737

3.   Assumed exercise of certain stock
     options based on average market
     value                                343         377              314          390

4.   Weighted average number of shares
     used in primary per share
     computations                      79,819      79,596           79,800       79,625

FULLY DILUTED (A)

1.   Weighted average number of
     common shares outstanding         77,774      76,420           77,872       76,498

2.   Assumed conversion of Series A
     Cumulative Convertible Stock       1,702       2,799            1,614        2,737

3.   Assumed exercise of all dilutive
     options based on higher of
     average or closing market value      345         403              315          410

4.   Weighted average number of shares
     used in fully diluted per share
     computations                      79,821      79,622           79,801       79,645

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(A)  This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.